UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 26, 2006

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Wisconsin Avenue, Suite 600, Washington, DC 20007

(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code:

(202) 333-0001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 1, 2006, the Company appointed Brian J. Curran Chief Operating Officer of the Company. Mr. Curran is 42. From August 2000 to the present, Mr. Curran was the vice president of customer centricity of Best Buy Co., Inc. Prior to joining Best Buy, Mr. Curran was employed by Comp USA Management Co. from December 1992 until August 2000 where he served in increasingly senior roles culminating in vice president of direct sales. Mr. Curran was employed by Checkered Flag, Inc. as the sales and finance manager from 1985 to 1992. Mr. Curran began his career with the United States Navy where he remained until 1986. As Chief Operating Officer with the Company, Mr. Curran shall receive salary of $300,000 per year with $100,000 in performance based bonus opportunities.

On April 26, 2006, the employment of Richard D. Calder, Jr., President and Chief Operating Officer of InPhonic, Inc. (the “Company”) terminated effective April 30, 2006. The Company is currently negotiating a separation agreement with Mr. Calder. David A. Steinberg, the Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company will assume Mr. Calder’s duties.

On April 26, 2006, Thomas E. Wheeler, a member of the Board informed the Company that he will retire from the Board and the Nominating and Governance Committee of the Board, effective upon the expiration of his term at the Company’s Annual Meeting of Stockholders to be held on June 22, 2006. Mr. Wheeler’s decision to retire from the Board is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices. Mr. Wheeler served on the Board since January 2004 and, upon his retirement, will serve as chairman of the Company’s advisory board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

/s/ David A. Steinberg
Name:	David A. Steinberg
Title:	Chairman and Chief Executive Officer

Date:  May 1, 2006